Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Aberdeen Funds

We consent to the use of our report, dated December 28, 2011, for the Aberdeen Optimal Allocations Fund: Moderate, Aberdeen Optimal Allocations Fund: Moderate Growth and Aberdeen Optimal Allocations Fund: Specialty (the Funds), all series of the Aberdeen Funds, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and in the headings “Disclosure of Portfolio Holdings,”  “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 24, 2012